Exhibit 99.1

PRESS RELEASE

Dec 5, 2007

Investor Contact:	Editorial Contact:
Shane Glenn	Joe Hiemenz
(952) 294 – 3416	(952) 906 - 2726
sglenn@stratasys.com	jhiemenz@stratasys.com

32 PARTS FOR NEW STRATASYS MACHINE PRODUCED VIA
DIRECT DIGITAL MANUFACTURING

New FDM 900mc Additive Fabrication System Designed for Production
of Plastic Parts

Innovation Improves Machine Precision and Part Accuracy

     Minneapolis, Dec 5 – (Nasdaq: SSYS) Stratasys announced today that direct digital manufacturing is being used to manufacture 32 components for its new large format production machine – the FDM 900mc, which is being introduced today at the EuroMold show in Frankfurt.

     Direct digital manufacturing (DDM) is also known as rapid manufacturing. DDM can result in dramatic savings over traditional manufacturing, and ROI can be realized within a handful of projects.

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     The FDM 900mc machine’s touch-screen bezel – one of the 32 parts –would have cost an estimated $100,000 for traditional tooling and required a probable 6-week wait. Traditional tooling is often not cost effective when a company sells a limited number of products per year. With DDM, production parts can be created on demand directly from CAD data, so no tooling is necessary.

     “Direct digital manufacturing is not for mass production,” says Stratasys FDM Product Manager Patrick Robb. “But if your operations call for limited-run production of certain parts, DDM is much more economical than machining or injection molding. Manufacturing engineers can’t afford to ignore the savings.”

     Because DDM is an emerging process, its benefits and best uses are not widely known. DDM can be a cost-effective alternative to traditional manufacturing methods when any one of these criteria is present:

  Relatively low production volume
  Relatively high design complexity
  High probability of near-term design change
  High start up investment

Benefits include:

  No machining or tooling cost
  No waiting for machining or tooling
  Inventory reduction: components can be made on demand
  Design can be changed during production with virtually no penalty

     Technology innovation led to advances in the machine’s precision. The FDM 900mc is based on a new platform, distinct from previous FDM additive fabrication systems used for production or prototyping. The head gantry is driven by ball screw technology as opposed to previous machines, which are belt driven. This results in a marked improvement in predictability and repeatability. The resulting positional accuracy and part tolerance are substantially improved over previous systems.

     Recognized manufacturing industry expert, Graham Tromans from Loughborough University, Leicestershire, U.K. operates a consulting, design, and production center consortium to assist manufacturers. The program employs an array of fabrication processes. After being introduced to the 900mc he reported: “We are impressed with the [machine] and the potential it opens up for manufacturers. It has high accuracy, repeatability, and build speed. We think it’s well-positioned for rapid manufacturing [i.e. direct digital manufacturing].”

     In another shift from previous machines, the sizeable build envelope is measured in feet, rather than inches. At 3 ft. x 2 ft. x 3 ft., the enormous build-chamber volume is far larger than competing systems that produce plastic or metal parts.

     Manufacturing engineers in the consumer-product, aerospace, and automotive sectors are expected to be the first adopters of this new technology. The most popular applications are fabrication tools and assembly tools, built in the manufacturer’s jig and fixture department.

     Stratasys and other additive fabrication system makers expect the market for DDM applications will eventually far surpass the market for rapid prototyping and 3D printing applications.

     FDM 900mc field beta systems have been performing as expected for several months. To date, seven orders for the new machine have been taken. FDM 900mc units will ship in 2008.

Stratasys Inc., Minneapolis, makes prototyping and direct digital manufacturing systems. According to Wohlers Report 2007, Stratasys supplied 41 percent of all such systems installed worldwide in 2006, making it the unit market leader for the fifth consecutive year. Stratasys owns the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional prototypes and end-use parts directly from any 3D CAD program, using ABS plastic, polycarbonate, PPSF, and blends. The company holds over 180 granted or pending rapid prototyping patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. On the Web: www.Stratasys.com.

Forward Looking Statements

All statements herein that are not historical facts or that include such words as “expects” or “can” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Our belief that direct digital manufacturing can result in dramatic savings and accelerated ROI is based on our evaluation of the relatively high cost of traditional tooling compared with additive fabrication. Our belief that manufacturing engineers in the consumer-product, aerospace, and automotive sectors are expected to be the first adopters of the new technology of the FDM 900mc is based on prior uses of our technology for DDM applications and the appropriateness of the new machine for these industries’ applications. Our belief that the market for direct digital manufacturing applications will surpass the market for rapid prototyping and 3D printing applications is based on similar beliefs by other industry experts and by the fact that production machines are more prevalent than prototyping machines. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension TM line, FDM 200mcTM , FDM MaxumTM, FDM VantageTM, TitanTM, FDM 400mcTM and FDM 900mcTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as ABS-Plus and ABS-M30; and the market acceptance of these and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Arcam product line; the success of our recent R&D initiative to expand the direct digital manufacturing capabilities of our core FDM technology; the success of our RedEyeRPMTM and other parts services; and the other risks detailed from time to time in our SEC Reports, including the annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports which will be filed on Form 10-Q throughout 2007.

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FDM is a registered trademark, and FDM 900mc is a trademark, of Stratasys, Inc.

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